UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

October 23, 2006
Date of Report (Date of earliest event reported)
______________________________________________________

WEIS MARKETS, INC.
(Exact name of registrant as specified in its charter)
______________________________________________________

        Pennsylvania                                      1-5039                                                 24-0755415
(State or other jurisdiction                          (Commission                                            (IRS Employer
          of incorporation)                                    File Number)                                         Identification No.)

1000 South Second Street, Sunbury, PA 17801
(Address of principal executive offices) (Zip Code)

(570) 286-4571
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition.

     On October 23, 2006, the Company released its earnings for the third quarter ended September 30, 2006. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Item 9.01 Financial Statements and Exhibits.

     (c) Exhibit.
           99.1 Weis Markets, Inc. October 23, 2006 press release announcing its third quarter 2006 earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WEIS MARKETS, INC.

Dated: October 25, 2006

By:  /s/ William R. Mills
 William R. Mills
Senior Vice President and Treasurer/CFO

EXHIBIT INDEX

Exhibit No.                                                                             Description

  99.1            Weis Markets, Inc. October 23, 2006 press release announcing its third quarter 2006 earnings.

EXHIBIT 99.1

WEIS MARKETS, INC.	1000 S. 2nd Street
Sunbury, Pennsylvania 17801
Phone 570-286-3636
Fax 570-286-3692
Press Release
Contact: Dennis Curtin	FOR IMMEDIATE RELEASE
Phone: (570) 286-3636	October 23, 2006
E-Mail: dcurtin@weismarkets.com
WEIS MARKETS ISSUES THIRD QUARTER RESULTS

      (SUNBURY, PA)– Weis Markets, Inc. (NYSE:WMK) today said its third quarter sales increased 4.1% to $557.2 million and that its comparable store sales increased 3.2% compared to the same period a year ago.

     During the thirteen-week period ending September 30, 2006, the Company's basic and diluted earnings per share declined $.08 to $.43 per share and its net income declined 15.4% to $11.6 million.

     The Company's sales, particularly in its perishable departments, continue to benefit from its new advertising campaign and promotional programs. It also continues to see growth in some of its key center store categories.

     The Company attributed the decline in its net income to:

  A 5.9% increase in labor expenses, which were significantly affected by additional staffing requirements for nine expansion projects including eight remodels and one new store.
  A 27.1% increase in diesel fuel costs and an estimated 15% increase in the cost of petroleum based store supplies.
  A 13.6% increase in credit and debit interchange fees.
  A $1.2 million pre-tax write-off for a closed store.
  A $417,000 expense for an environmental remediation on a non-store property.

Year-to-Date

     The Company's year-to-date sales for the 39-week period ending September 30, 2006 increased 2.9% to $1.7 billion while its comparable store sales increased 2.0%. Net income declined 6.8% to $42.0 million and year-to-date basic and diluted earnings per share declined $.12 to $1.55 per share.

About Weis Markets

     Founded in 1912 by Harry and Sigmund Weis, Weis Markets, Inc. is a Mid-Atlantic supermarket company that operates 156 stores in five states: Pennsylvania, Maryland, New Jersey, New York and West Virginia. It also owns and operates SuperPetz, a pet supply superstore chain with 31 locations in ten states.

     In addition to historical information, this news release may contain forward-looking statements. Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.

     The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof other than through its periodic filings with the Securities and Exchange Commission that are available to the public.

Weis Markets, Inc.
and Subsidiaries
Comparative Summary of Unaudited Sales & Earnings
Third Quarter - 2006
	13 Week	13 Week
	Period Ended	Period Ended	Increase
	Sept. 30, 2006	Sept. 24, 2005	(Decrease)
Net Sales	$557,177,000	$535,251,000	4.1%
Income Before Taxes	17,242,000	21,545,000	(20.0%)
Provision for Income Taxes	5,677,000	7,878,000	(27.9%)
Net Income	$11,565,000	$13,667,000	(15.4%)

Weighted-Average
Shares Outstanding	27,029,000	27,030,000	(1,000)
Basic and Diluted
Earnings Per Share	$0.43	$0.51	($0.08)

	39 Week	39 Week
	Period Ended	Period Ended	Increase
	Sept. 30, 2006	Sept. 24, 2005	(Decrease)
Net Sales	$1,666,907,000	$1,620,697,000	2.9%
Income Before Taxes	64,642,000	71,567,000	(9.7%)
Provision for Income Taxes	22,650,000	26,510,000	(14.6%)
Net Income	$41,992,000	$45,057,000	(6.8%)

Weighted-Average
Shares Outstanding	27,032,000	27,035,000	(3,000)
Basic and Diluted
Earnings Per Share	$1.55	$1.67	($0.12)